Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 86 to the Registration Statement of Deutsche DWS Money Market Trust (Form N-1A, No. 002-78122) of our reports dated February 26, 2020 on the financial statements and financial highlights of DWS Government Cash Management Fund, DWS Government Cash Reserves Fund Institutional, and DWS Government Money Market Series (three of the Funds constituting Deutsche DWS Money Market Trust ) included in each Fund’s Annual Report for the fiscal year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2020